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                                                                       Exhibit 2

                                    Form of
                            Support/Voting Agreement


                                            July 29, 2002

T Acquisition L.P.
c/o Workstream Inc.
608 Mercantile Center
414 Walnut Street
Cincinnati, Ohio  45202
Attention:  Thaddeus Jaroszewicz

                  Re:  Support/Voting Agreement

Ladies and Gentlemen:

                  The undersigned understands that T. Acquisition L.P., a Delaware limited partnership, T Acquisition Co., a wholly owned subsidiary of T Acquisition L.P. ("Subcorp"), and TAB Products Co., a Delaware corporation ("TAB") are entering into a Merger Agreement, dated the date of this letter agreement (the "Agreement"), providing for, among other things, a merger of Subcorp with and into TAB (the "Merger"), in which each of the outstanding shares of common stock, par value $.01 per share, of TAB (the "Common Stock"), other than Dissenting Shares and Buyer-owned Shares (each as defined in the Agreement), will be exchanged for Five Dollars and Eighty Five Cents ($5.85) in cash. All references herein to Common Stock shall be deemed to include the related common stock purchase rights issued pursuant to the Rights Agreement, dated as of October 24, 1996, between TAB and Mellon Investor Services L.L.C. (f/k/a ChaseMellon Shareholder Services, L.L.C.), as amended.

                  The undersigned is a stockholder of TAB (the "Stockholder") and is entering into this letter agreement to induce T Acquisition L.P. and Subcorp to enter into the Agreement and to consummate the transactions contemplated thereby.

                  Capitalized terms used but not defined in this letter agreement shall have the same meaning as in the Agreement.

                  The Stockholder confirms his agreement with T Acquisition L.P. as follows:

                  1.    The Stockholder represents, warrants and agrees that
Schedule I attached to this letter agreement sets forth all of the shares of the capital stock of TAB of which the Stockholder or one of its controlled affiliates (as "controlled" and "affiliate" are defined under the Securities Exchange Act of 1934, as amended) is the record or beneficial owner (collectively, the "Shares"), and that the Stockholder and such controlled affiliates are, on the date of this letter agreement, the owners of the number of Shares set forth in Schedule I attached to this letter agreement, free and clear of all liens, charges, encumbrances, and voting agreements (other than liens, charges and encumbrances arising under applicable laws) that would adversely affect the ability of the Stockholder to comply with the terms of this letter agreement, except as otherwise

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disclosed in Schedule I attached to this letter agreement. Except as set forth in Schedule I attached to this letter agreement, neither the Stockholder nor any of such controlled affiliates own or hold any rights to acquire any additional shares of the capital stock of TAB or any voting rights with respect to any additional shares of the capital stock of TAB.

                  2. The Stockholder agrees that during the term of this letter agreement it will not, and will not permit any controlled affiliate to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible thereinto or any voting rights with respect to the Shares, other than (a) pursuant to the Merger or (b) with T Acquisition L.P.'s prior written consent, which consent will not be unreasonably withheld if the individual or entity to whom Shares are proposed to be sold, transferred or disposed agrees in writing to be bound by this letter agreement as if a party to this letter agreement; provided that the exercise of TAB options shall not be subject to the terms of this Section 2 so long as the beneficial ownership of the underlying New Shares (as defined hereinafter) is retained by the Stockholder and such New Shares are subject to the other provisions of this letter agreement. Notwithstanding the foregoing, (a) after the record date for the Special Meeting (as defined in the Agreement), the Stockholder shall be permitted to sell in open market transactions such number of Shares in the aggregate as is permitted under the volume limitations of Rule 144 promulgated under the Securities Act of 1933, provided that the Stockholder does not grant a proxy with respect to, or otherwise transfer the right to vote at the Special Meeting, the Shares which are so sold, and (b) after the date of the Special Meeting, the Stockholder shall be permitted to sell its Shares in open market transactions without restriction hereunder.

                  3. The Stockholder, solely in its capacity as beneficial owner of the Shares, agrees that during the term of this letter agreement it will not, and will not permit any controlled affiliate to, directly or indirectly (including through its directors, officers, employees, agents or representatives), solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries with respect to or the making of any Acquisition Proposal (as defined in the Agreement), or negotiate, explore or otherwise engage in discussions with any person (other than T Acquisition L.P., Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Proposal, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Agreement or to otherwise assist in the effectuation of any Acquisition Proposal; provided, however, that nothing in this letter agreement shall prevent the Stockholder from taking any action or omitting to take any action in his capacity as a member of the Board of Directors of TAB (or any committee thereof) or, at the direction of the Board of Directors of TAB (or any committee thereof), as an officer or employee of TAB or any of its subsidiaries, in each case, in accordance with the terms of the Agreement (including, without limitation, (S)5(i) thereof) or as required by Delaware law to fulfill his fiduciary duties.

                  4. The Stockholder agrees that during the term of this letter agreement all of the Shares beneficially owned by the Stockholder, or over which the Stockholder has sole voting power or control, directly or indirectly (including any New Shares), at the record date for any meeting of TAB Stockholders called to consider and vote to approve the Agreement (the "Special Meeting"), will be present at such Special Meeting (and any adjournment, postponement, rescheduling or continuation thereof) in person or by proxy and will be voted by

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the Stockholder in favor thereof, and that, during the term of this letter agreement, the Stockholder will not vote such Shares in favor of any Acquisition Proposal; provided, however, that the foregoing voting agreement will not be applicable with respect to (i) any other meeting of TAB stockholders, or (ii) any matter other than (x) the vote to approve the Agreement or (y) any vote called with respect to another Acquisition Proposal prior to termination of the Agreement.

                  5. The Stockholder agrees that, during the term of this letter agreement, in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of TAB or any TAB subsidiary on, of or affecting the Shares of the Stockholder, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of capital stock of TAB or any TAB subsidiary after the execution of this letter agreement (including by exercise of option, warrant or other security or agreement or by conversion of any security), or (c) the Stockholder voluntarily acquires the sole right to vote any shares of capital stock of TAB or any TAB subsidiary other than the Shares (collectively, "New Shares"), the New Shares acquired or purchased by the Stockholder shall be subject to the terms of this letter agreement and shall constitute Shares to the same extent as if they were owned by the Stockholder on the date of this letter agreement (other than for purposes of Section 1 above).

                  6. The Stockholder has necessary power and authority to enter into this letter agreement. Assuming the due authorization, execution and delivery by T Acquisition L.P., this letter agreement is the legal, valid and binding agreement of the Stockholder, and is enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

                  7. The Stockholder agrees that damages are an inadequate remedy for the breach by the Stockholder of any term or condition of this letter agreement, and that T Acquisition L.P. shall be entitled to seek a temporary restraining order and preliminary and permanent injunctive relief without the need to post bond or other security in order to enforce the agreements in this letter agreement.

                  8. Except to the extent that the laws of the jurisdiction of organization of any party to this letter agreement, or any other jurisdiction, are mandatorily applicable to matters arising under or in connection with this letter agreement, this letter agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined in any state or federal court sitting in the District of Delaware.

                  9. Each of the parties to this letter agreement irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this letter agreement, and each of the parties to this letter agreement irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any state or federal court sitting in the District of Delaware. Each of the parties to this letter agreement agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other

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manner provided by law. Each of the parties to this letter agreement irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this letter agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9 shall affect the right of any party to this letter agreement to serve legal process in any other manner permitted by law. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms of this letter agreement, and the Stockholder or his legal representative shall take any and all reasonable actions necessary to obtain and deliver to T Acquisition L.P. the written confirmation from such successor, assignee or transferee that it is bound by the terms of this letter agreement.

                  10. This letter agreement constitutes the entire agreement among the parties to this letter agreement with respect to the matters covered by this letter agreement and supersedes all prior agreements, understandings or representations among the parties written or oral, with respect to the subject matter of this letter agreement.

                  11. The Stockholder makes no agreement or understanding in this letter agreement in his capacity as a director, officer or employee of TAB or any of its subsidiaries, and nothing in this letter agreement will limit or affect any actions or omissions taken by the Stockholder in his capacity as a director, officer or employee including in exercising rights under the Agreement, and no such actions or omissions shall be deemed a breach of this letter agreement.

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                  This letter agreement shall terminate, and none of the parties to this letter agreement shall have any rights, liabilities or obligations hereunder and this letter agreement shall become null and void and have no further effect, upon the earliest to occur of (a) termination of the Agreement in accordance with its terms, (b) the Effective Time, (c) the adoption by the parties of any amendment to the Agreement that reduces the Merger Consideration payable to the Stockholder per share of Common Stock of TAB of $5.85 in cash, and (d) January 15, 2003. Please confirm that the foregoing correctly states the understanding between T Acquisition L.P. and the Stockholder by signing and returning to the Stockholder a counterpart of this letter agreement.

                                     Very truly yours,


                                     By: ____________________________________
                                     Name:






Confirmed and agreed to on
the date first above written.

T Acquisition L.P.

By: MSTP, LLC, its General Partner

    By:_________________________________________
       Thaddeus S. Jaroszewicz
       President




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                                   Schedule I

                                 Stock Ownership

Name of Stockholder                                    Shares Beneficially Owned